Exhibit 32

Certifications Pursuant to Rule 13a-14(b)

Under the Securities Exchange Act of 1934 and 18 U.S.C. § 1350

The undersigned, the Chairman and Chief Executive Officer and the Senior Vice President and Chief Financial Officer of Trex Company, Inc. (the “Company”), each hereby certifies that, on the date hereof:

(a)	the Annual Report on Form 10-K of the Company for the Period Ended December 31, 2003 filed on the date hereof with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b)	information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Robert G. Matheny

Robert G. Matheny
Chairman and Chief Executive Officer
March 5, 2004

/s/ Paul D. Fletcher

Paul D. Fletcher
Senior Vice President and Chief Financial Officer
March 5, 2004